UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)

Sportsman's Warehouse Holdings, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

84920Y106
(CUSIP Number)

December 31, 2017
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.	84920Y106
1	NAMES OF REPORTING PERSONS
Arbiter Partners QP, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,300,534

	6	SHARED VOTING POWER
None

	7	SOLE DISPOSITIVE POWER
2,300,534

	8	SHARED DISPOSITIVE POWER
None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,300,534

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No.	84920Y106
1	NAMES OF REPORTING PERSONS
Arbiter Partners Capital Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
None

	6	SHARED VOTING POWER
2,300,534

	7	SOLE DISPOSITIVE POWER
None

	8	SHARED DISPOSITIVE POWER
2,300,534

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,300,534

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

CUSIP No.	84920Y106
1	NAMES OF REPORTING PERSONS
Paul J. Isaac

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
US citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
None

	6	SHARED VOTING POWER
2,587,974

	7	SOLE DISPOSITIVE POWER
None

	8	SHARED DISPOSITIVE POWER
2,587,974

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,587,974

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1.

(a)	Name of Issuer: Sportsman’s Warehouse Holdings, Inc.
(b)	Address of Issuer’s Principal Executive Offices:
7035 South High Tech Drive, Midvale, Utah

Item 2.

(a)	Name of Person Filing:

Arbiter Partners QP, LP
Arbiter Partners Capital Management LLC
Paul J. Isaac

(b)	Address of Principal Business Office or, if None, Residence: 530 Fifth Avenue, 20th Fl, New York, NY 10036

(c)	Citizenship: Arbiter Partners Capital Management LLC and Arbiter Partners QP, LP are Delaware entities. Paul J. Isaac is a US citizen.

(d)	Title and Class of Securities: Common Stock

(e)	CUSIP No.: 84920Y106

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership

Arbiter Partners QP, LP

(a)	Amount Beneficially Owned: 2,300,534
(b)	Percent of Class: 5.4%
(c)	Number of shares as to which such person has:
i.	Sole power to vote or to direct the vote: 2,300,534
ii.	Shared power to vote or to direct the vote: None
iii.	Sole power to dispose or to direct the disposition of: 2,300,534
iv.	Shared power to dispose or to direct the disposition of: None

Arbiter Partners Capital Management LLC1

(a)	Amount Beneficially Owned: 2,300,534
(b)	Percent of Class: 5.4%
(c)	Number of shares as to which such person has:
v.	Sole power to vote or to direct the vote: None
vi.	Shared power to vote or to direct the vote: 2,300,534
vii.	Sole power to dispose or to direct the disposition of: None
viii.	Shared power to dispose or to direct the disposition of: 2,300,534

Paul J. Isaac2

(a)	Amount Beneficially Owned: 2,587,974
(b)	Percent of Class: 6.1%
(c)	Number of shares as to which such person has:
i.	Sole power to vote or to direct the vote: None
ii.	Shared power to vote or to direct the vote: 2,587,974
iii.	Sole power to dispose or to direct the disposition of: None
iv.	Shared power to dispose or to direct the disposition of: 2,587,974

Item5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [    ].

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

N/A

Item 8.	Identification and classification of members of the group.

See Exhibit 1

1 Arbiter Partners Capital Management LLC, a registered investment adviser, acts as an investment adviser for Arbiter Partners QP, LP.
2 Mr. Isaac controls Arbiter Partners Capital Management LLC, as well as certain managed accounts.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2018

Arbiter Partners Capital Management LLC

By: /s/ Paul J. Isaac
Paul J. Isaac
Manager

Arbiter Partners QP, LP

By: Broken Clock Management LLC
Its general partner

By: /s/ Paul J. Isaac
Paul J. Isaac
Managing Member

/s/ Paul J. Isaac
Paul J. Isaac

EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows that such information is inaccurate.

Date: February 13, 2018

Arbiter Partners Capital Management LLC

By: /s/ Paul J. Isaac
Paul J. Isaac
Manager

Arbiter Partners QP, LP

By: Broken Clock Management LLC
Its general partner

By: /s/ Paul J. Isaac
Paul J. Isaac
Managing Member

/s/ Paul J. Isaac
Paul J. Isaac